Exhibit 99.1 news release

Ovintiv Closes Eagle Ford Asset Sale and Announces Early Redemption of Outstanding Notes

Highlights:

•	Closed previously announced Eagle Ford asset sale
•	Issued notice to fully redeem outstanding 2022 notes in June of 2021
•	Announced intention to fully redeem outstanding 2021 notes at par in mid-August

DENVER, May 19, 2021 – Ovintiv Inc. (NYSE, TSX: OVV) today closed its previously announced Eagle Ford asset sale. The proceeds from this sale, combined with those recently received from the Duvernay asset sale, will be used for debt reduction.

In addition, the Company today announced that it has issued a notice to the trustee of its 5.75% notes due 2022 to redeem the entire $600 million aggregate principal amount. The outstanding 2022 notes will be redeemed, pursuant to their terms and conditions, on June 18, 2021. The Company also expects to redeem the entire $518 million aggregate principal amount of its outstanding 3.90% notes due 2021 at par in mid-August.

The combined redemption of the 2021 and 2022 notes represents approximately $1.1 billion of debt retirement for Ovintiv. Once redeemed, over $50 million of annualized interest expense will be removed from the Company’s cost structure. The Company’s next debt maturity is not until July of 2024.

“Today’s Eagle Ford asset sale continues our track record of delivery and allows us to meaningfully accelerate debt reduction,” said Ovintiv CEO, Doug Suttles. “With these proceeds, in combination with our strong free cash flow generation, we now expect to reach our debt target of $4.5 billion by the end of this year. Our priorities today are clear - reduce debt, maintain scale, drive efficiencies, and return cash to shareholders.”

BMO Capital Markets and Citigroup Global Markets, Inc. served as Ovintiv's financial advisors and Davis Graham & Stubbs LLP served as Ovintiv's legal advisor for the Eagle Ford transaction.

ADVISORY REGARDING FORWARD-LOOKING STATEMENTS – This news release is not a notice of redemption with respect to the 2021 notes or the 2022 notes. This news release contains certain forward-looking statements or information (collectively, "FLS") within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. FLS include: statements regarding the 2021 and 2022 notes, including timing and source of funds for the redemption thereof; and the Company’s ability to meet targets, including with respect to debt reduction. FLS involve assumptions, risks and uncertainties that may cause such statements not to occur or results to differ materially. These assumptions include: future commodity prices and differentials; and expectations and projections made in light of the Company’s historical experience and its perception of historical trends. Risks and uncertainties include: commodity price volatility and impact to the Company’s stock price and cash flows; impact of COVID-19 to the Company’s operations, including maintaining ordinary staffing levels, securing operational inputs and executing on portions of its business; counterparty and credit risk; impact of changes in credit rating and access to liquidity; changes in or interpretation of laws or regulations; and other risks and uncertainties as described in the Company’s Annual Report on Form 10- K, Quarterly Report on Form 10-Q and as described from time to time in its other periodic filings as filed on EDGAR and SEDAR. Although the Company believes such FLS are reasonable, there can be no assurance they will prove to be correct. The above assumptions, risks and uncertainties are not exhaustive. FLS are made as of the date hereof and, except as required by law, the Company undertakes no obligation to update or revise any FLS.

Further information on Ovintiv Inc. is available on the Company’s website, www.ovintiv.com, or by contacting:

Investor contact: (888) 525-0304	Media contact: (403) 645-2252

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